News Release

BorgWarner Appoints
Dr. Shaun E. McAlmont to its Board of Directors

Auburn Hills, Michigan, August 25, 2020 - BorgWarner announced today that Dr. Shaun E. McAlmont has been named to its Board of Directors.
“We are pleased to welcome Shaun to BorgWarner’s Board of Directors," said Alexis P. Michas, non-executive chairman of the board of BorgWarner. “Shaun is a recognized business leader with significant expertise in the education and workforce development space. His experience, skills and passion are a great complement to our Board."
Dr. McAlmont is the President of Career Learning Solutions at K12, Inc. (NYSE: LRN), a provider of online education programs, skills training and talent development. In his role, Dr. McAlmont manages all aspects of K12’s expanding career and adult learning programs. Prior to joining K12, Dr. McAlmont served as President & CEO of Neumont College of Computer Science and CEO of Lincoln Educational Services (NASDAQ: LINC), which includes the Lincoln Tech automotive training schools.
Dr. McAlmont holds a Bachelor’s degree from Brigham Young University, where he was an NCAA athlete and team captain for the BYU Track & Field Team. Dr. McAlmont also earned a Master’s Degree in Education Administration from the University of San Francisco and a Doctorate in Education, with distinction, from the University of Pennsylvania. Dr. McAlmont currently serves on the BYU Marriott School of Management National Advisory Council and on the Board of Directors of Nepris Inc., a company connecting industry and students online.

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 67 locations in 19 countries, the company employs approximately 29,000 worldwide. For more information, please visit borgwarner.com.

Dr. Shaun E. McAlmont has been named to BorgWarner’s board of directors.

PR contact:
Michelle Collins
Phone: +1 248-754-0449
Email: mediacontact@borgwarner.com